Exhibit 99.1

For Release:  Monday, July 18, 2005

Contact:   Douglas Stewart, President-CEO
               Debra Geuy, Chief Financial Officer


            PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY,
              YEAR END EARNINGS, DECLARES DIVIDEND AND SETS ANNUAL
                                  MEETING DATE


Sidney, Ohio, NASD-NMS "PSFC"

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Corporation's fourth quarter and year-end earnings for the fiscal year ended June 30, 2005. Mr. Stewart also announced the Corporation had declared a cash dividend of $0.15 per share.

Net income for the quarter ended June 30, 2005 was $214,000, or $0.15 basic and diluted earnings per share compared to $238,000, or $0.17 basic and diluted earnings per share for the same quarter in 2004. The decrease in net income for the current quarter was primarily due to an increase of $69,000 in noninterest expense, which resulted from the additional cost associated with the planned conversion of the Company's data processing system. The increase in noninterest expense was partially offset by an increase of $34,000 in net interest income.

The Corporation's net income for the fiscal year ended June 30, 2005 was $978,000, or $0.71 basic and diluted earnings per share, compared to $975,000, or $0.71 basic and diluted earnings per share the previous year, an increase of $3,000. The Corporation realized an increase of $108,000 in net interest income during the current fiscal year; however, this increase was offset by an increase of $59,000 in noninterest expense and a decrease of $30,000 in noninterest income. The increase in noninterest expense was primarily related to the data processing conversion, which occurred in the most recent quarter, and the decrease in noninterest income was primarily related to the net loss on sales of real estate owned during the current fiscal year. The Corporation also realized a reduction of $22,000 in income tax expense for the fiscal year ended June 30, 2005.


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PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY, YEAR END EARNINGS,
DECLARES DIVIDEND AND SETS ANNUAL MEETING DATE

For Release:  Monday, July 18, 2005

Page 2


Assets of the Corporation were $136.7 million at June 30, 2005 with $17.8 million in shareholders' equity.

On July 14, 2005 the Board of Directors declared a dividend of $0.15 per share for shareholders of record on August 1, 2005. The payable date will be August 15, 2005.

Additionally, the Annual Meeting of the Corporation will be held on Friday, October 14, 2005 at 11:00 a.m. at the Sidney Holiday Inn. The record date for voting purposes will be August 31, 2005.

Peoples Federal operates from its main office at 101 E. Court Street and its branch offices at 2400 W. Michigan Street (inside Wal Mart), 405 S. Pike Street, Anna, Ohio, and 115 E. Pike Street, Jackson Center, Ohio.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.